Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE
For additional information:
Edward A. Merritt
Chief Financial Officer, Treasurer and Vice President of Investor Relations
Ph: (651) 787-1068
Ed.Merritt@Deluxe.com or
Cameron Potts
Vice President, Public Relations
Ph: (651) 233-7735
Cameron.Potts@Deluxe.com

FOR IMMEDIATE RELEASE

Deluxe Corporation Announces Acquisition of First Manhattan Consulting Group
Provides Updated Financial Outlook

Shoreview, Minn. – January 6, 2017 – Deluxe Corporation announced today that it has acquired First Manhattan Consulting Group (FMCG Direct), a data driven, marketing services company. FMCG Direct, based in New York City, is an industry leader in marketing analytics and insights, providing clients with deep financial services expertise and proprietary research, along with marketing campaign design and execution.

Deluxe acquired privately-held FMCG Direct on December 30, 2016, for $200 million, subject to customary adjustments. FMCG Direct is expected to deliver 2017 revenue of approximately $80 to $85 million and to be slightly dilutive to 2017 EPS by approximately $0.05 per share for the full year. Historically, FMCG Direct’s business has been seasonal with higher revenue occurring later in the year as a result of financial institution marketing timing. Management expects FMCG Direct’s revenue to increase quarterly throughout 2017 and expects first quarter 2017 EPS dilution of approximately $0.07 per share. The acquisition was financed through the existing revolving credit facility and an expansion of the credit facility term loan which has been increased to $330 million.

The FMCG Direct suite of services will be included in the Deluxe Financial Services segment which includes check program management, marketing analytics for customer acquisition, customer loyalty programs, and treasury management services for financial institutions. Combining the strengths of Deluxe’s deep background in the financial services space with FMCG Direct’s data and analytics, this acquisition will give clients differentiated capabilities to profitably grow revenue, acquire new accounts and deepen customer relationships.

“FMCG Direct further enhances our data-driven marketing services portfolio, and creates a one-of-a-kind suite of capabilities for top tier financial institutions to acquire, cross-sell and retain consumer, small business and commercial relationships,” said Lee Schram, chief executive officer of Deluxe Corporation. “The solutions FMCG Direct brings to market are complementary to Deluxe, continuing to strengthen our value proposition and market position.”

“Deluxe has a proven track record of exceptional results with expanding data and analytics capabilities,” said Bob Tetenbaum, president and co-founder of FMCG Direct. “After surveying our common capabilities and approaches to adding value to clients, we found that FMCG Direct’s analytical approach to marketing services is the perfect fit to further enhance the Deluxe Marketing Services portfolio. We’re excited to become part of the Deluxe family.”

Founded in New York City, FMCG Direct is a provider of industry leading targeted marketing campaigns that leverage proprietary multi-sourced data sets and insights to generate a compelling business case and exceptional return on investment. The comprehensive and powerful FMCG Direct data-driven solution suite will be sold through the Deluxe Financial Services sales channel.

Deluxe also announced today that it is slightly revising its prior 2016 fourth quarter and full year outlook and announced a preliminary full year 2017 outlook including the expected results of FMCG Direct. The prior 2016 outlook assumed the FMCG Direct acquisition would close in late November 2016 and included approximately $6 million of associated revenue. The 2016 revenue outlook has been revised to exclude this revenue reflecting the December 30, 2016 acquisition close as well as additional revenue softness in the holiday card product category. For both the fourth quarter and full year of 2016 compared to the prior outlook, diluted EPS was reduced by $0.05 per share of transaction costs related primarily to the acquisition of FMCG Direct, $0.04 per share of additional restructuring costs related primarily to severance, and $0.04 per share of additional debt extinguishment costs from the redemption of the 2020 Senior Notes and the related settlement of interest rate swaps. Additional details regarding the 2017 outlook will be provided in the fourth quarter 2016 earnings release scheduled for January 26, 2017.

Fourth Quarter 2016
	Prior Outlook as of 10/27/2016	Current Outlook as of 1/6/2017
Revenue	$481 to $491 million	$478 to $481 million
Diluted EPS – GAAP	$1.23 to $1.28	$1.10 to $1.15
Adjusted Diluted EPS – Non-GAAP	$1.34 to $1.39	$1.34 to $1.39

Full Year 2016
	Prior Outlook as of 10/27/2016	Current Outlook as of 1/6/2017
Revenue	$1.850 to $1.860 billion	$1.847 to $1.850 billion
Marketing Solutions & Other Services Revenue	$620 to $625 million	approx. $615 million
Diluted EPS – GAAP	$4.78 to $4.83	$4.64 to $4.69
Adjusted Diluted EPS – Non-GAAP	$4.95 to $5.00	$4.95 to $5.00

Deluxe Corporation Full Year 2017 Outlook including the expected results of FMCG Direct

Full Year 2017
	Prior Outlook as of 10/27/2016	Current Outlook as of 1/6/2017
Revenue	increase of 2 to 4 percent	$1.935 to $1.975 billion
Marketing Solutions & Other Services Revenue	increase of 12 to 15 percent	approx. $735 to $755 million
Diluted EPS – GAAP	increase of 3 to 6 percent	$5.10 to $5.30
Adjusted Diluted EPS – Non-GAAP	increase of 3 to 6 percent	$5.10 to $5.30

Adjusted Diluted earnings per share (EPS) is a non-GAAP measure. A reconciliation of diluted EPS on a GAAP basis to non-GAAP adjusted diluted EPS is provided at the end of this press release.

Advisors
Petsky Prunier Securities and Faegre Baker Daniels served as Deluxe’s financial and legal advisors while AGC Partners and Latham & Watkins served as FMCG Direct’s financial and legal advisors.

Call Information
Deluxe management will host a live conference call to discuss the acquisition on Friday, January 6, 2017 at 11:00A ET. Listeners can access the call by dialing 1-615-247-0252 (access code 41687744). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 41687744).

About Deluxe
Deluxe Corp. is a growth engine for small businesses and financial institutions. Nearly 4.5 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,100 financial institution customers, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

About FMCG Direct
FMCG Direct, a data driven, omni-channel marketing services company based in New York City, is an industry leader in marketing analytics and insights, providing clients with deep financial services expertise and proprietary research, along with marketing campaign design and execution. For more information, visit www.fmcgdirect.com.

Forward-Looking Statements
Certain statements contained in this communication, including statements about the acquisition of FMCG Direct, its effects, and the Company’s outlook, constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future results, events or trends. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: Deluxe may be unable to achieve expected synergies and operating efficiencies from the FMCG Direct acquisition within the expected time frames or at all; the integration of FMCG Direct into Deluxe’s business may be unsuccessful, or more difficult, time consuming or costly than expected; revenues following the acquisition of FMCG Direct may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the acquisition; uncertainties surrounding the acquisition; the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s other recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2015.

Diluted EPS Reconciliation
The Company’s management believes that Adjusted Diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items (loss on debt extinguishment, restructuring and transaction-related costs) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.
Adjusted EPS reconciles to reported EPS as follows:

	Outlook
	Q4 2016	Full Year 2016
Adjusted Diluted EPS	$1.34 - $1.39	$4.95 - $5.00
Loss on debt extinguishment	(0.15)	(0.15)
Restructuring-related costs	(0.04)	(0.09)
Transaction-related costs	(0.05)	(0.07)
Reported Diluted EPS	$1.10 - $1.15	$4.64 - $4.69

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